Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bar Harbor Bankshares:

We consent to the incorporation by reference in the registration statement (No. 333-122941) on Form S-8 of Bar Harbor Bankshares of our report dated June 26, 2015, with respect to the  statements of net assets available for benefits of the Bar Harbor Bankshares 401(k) Plan as of December 31, 2014 and 2013,  the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedules of Schedule H, Line 4i – schedule of assets held at end of year and Schedule H, Line 4a – schedule of delinquent participant contributions as of December 31, 2014, which report appears in the December 31, 2014 annual report for Form 11-K of the Bar Harbor Bankshares 401(k) Plan.

/s/ KPMG LLP

Boston, Massachusetts

June 26, 2015